Exhibit 21.1

                           CHAMPPS ENTERTAINMENT, INC.
                         SUBSIDIARIES OF THE REGISTRANT



Champps Operating Corporation
     Champps  Americana,  Inc.
     Champps  Entertainment  of Edison,  Inc.
     Champps Entertainment of Texas, Inc.
     Americana Dining Corp.


Casual Dining Ventures, Inc.


Specialty Concepts, Inc.
     The Great Bagel & Coffee Company, Inc.
     The Great Bagel, Inc.
     French Quarter Coffee Company